UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2006

RIVERBED TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33023	03-0448754
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Second Street

San Francisco, CA 94107

(415) 247-8800

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 26, 2006, Riverbed Technology, Inc. entered into an Agreement of Sublease (the “Sublease”) with PricewaterhouseCoopers LLP (“Sublessor”) for office space at 199 Fremont Street, San Francisco, California (the “Premises”). Riverbed intends to use the Premises as its new corporate headquarters. The size of the Premises is approximately 63,798 square feet. The term of the sublease runs from February 1, 2007 to August 30, 2010. The aggregate minimum lease commitment is $5.1 million. The Sublease also calls for additional payments for electricity and a portion of real estate taxes and operating expenses. Riverbed will provide Sublessor with a letter of credit equal to $1,400,000 to serve as the security deposit for the Sublease and Sublessor has provided Riverbed with a tenant improvement allowance of up to $1,275,960. The Sublease is conditioned on the written consent of the landlord, GLL Fremont Street Partners.

The summary above is not intended to be complete and is qualified in its entirety by reference to the complete text of the Agreement of Sublease attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Agreement of Sublease dated as of September 26, 2006 between PricewaterhouseCoopers LLP and Riverbed Technology, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIVERBED TECHNOLOGY, INC.

DATE: September 29, 2006	By:	/s/ Randy S. Gottfried
Randy S. Gottfried
Chief Financial Officer